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                                                           EXHIBIT NO. 99.10(c)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 2-60491 on Form N1-A of our report dated March 24, 2005, relating to the financial statements of MFS High Income Fund, a series of MFS Series Trust III, appearing in the Annual Report to shareholders for the year ended January 31, 2005, and to the references made to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
March 28, 2005